Exhibit 1.1

AMENDMENT TO THE
RECAPITALIZATION AGREEMENT

          THIS AMENDMENT TO THE RECAPITALIZATION AGREEMENT (“Amendment”) made as of the 31st day of October, 2006, by and between CORAUTUS GENETICS INC., a Delaware corporation (the “Company”) and BOSTON SCIENTIFIC CORPORATION, a Delaware corporation (“Exchangor”).

          WHEREAS, the Company and Exchangor entered into that certain Recapitalization Agreement, dated as of June 30, 2006 (“Recapitalization Agreement”), whereunder Exchangor exchanged Convertible Promissory Notes for shares of Corautus Series E Preferred Stock; and

          WHEREAS, the parties desire to herein amend the Recapitalization Agreement.

          NOW, THEREFORE, for and in consideration of the premises and mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	The Parties acknowledge that all capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Recapitalization Agreement.

2.	The Recapitalization Agreement is hereby amended to add the following as Section 2.7:

2.7

Notwithstanding the foregoing, unless and until stockholder approval is obtained, no adjustment or series of adjustments to the Series E Stock conversion price shall be made if the effect of such adjustment would cause the common stock issuable upon conversion of the Series E Stock to equal greater than 19.9% of the Corautus common stock or voting power outstanding as of the Effective Date. Additionally, the Series E Stock shall vote on an as-converted basis, but shall at no time have voting in excess of the votes available if the Series E Stock was converted at a conversion price of $0.67 per share. Exchangor shall not transfer the Series E Stock without first obtaining the transferee’s acknowledgement of, and agreement to be bound by, this Section 2.7.

3.	Except as otherwise expressly stated herein, all provisions of the Recapitalization Agreement remain in full force and effect.

4.	This Amendment may be signed in one or more counterparts, which when taken together shall constitute one and the same Amendment.

          IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.

EXCHANGOR:

BOSTON SCIENTIFIC CORPORATION

By:	/s/ Lawrence C. Best

Name:	Lawrence C. Best
Title:	Executive Vice President for Finance and Administration, Chief Financial Officer

COMPANY:

CORAUTUS GENETICS INC.

By:	/s/ Richard E. Otto

Name:	Richard E. Otto
Title:	Chief Executive Officer